Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

THE McGRAW-HILL COMPANIES, INC.

Under Section 805 of the Business Corporation Law

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certify:

1. The name of the Corporation is The McGraw-Hill Companies, Inc. The name under which the Corporation was formed was McGraw-Hill Publishing Company, Inc.

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on December 29, 1925.

3. Section D of Article VIII of the Certificate of Incorporation of the Corporation relating to the calling of special meetings of shareholders of the Corporation is hereby amended to read in its entirety as follows:

“D. Special Meetings of Shareholders. Special meetings of shareholders of the Corporation may be called upon not less than thirty (30) nor more than sixty (60) days’ written notice only by (i) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors or (ii) the Chairman of the Board or the Secretary of the Corporation at the written request of one or more shareholders of record of the Corporation that Own (as defined below) at least twenty-five (25) percent of the voting power of the issued and outstanding voting stock of the Corporation entitled to vote generally for the election of directors (the “Requisite Percent”), provided such request complies with the form and procedures for calling a special meeting of shareholders as may be set forth in the By-Laws of the Corporation, as may be amended from time to time. For purposes of determining the Requisite Percent, the requesting shareholders shall be deemed to own (“Own”) only those shares of voting stock of the Corporation that a shareholder participating in a special meeting request or, if such shareholder is a nominee, custodian or other agent that is holding the shares on behalf of another person (the “beneficial owner”), that the requesting beneficial owner would be deemed to own pursuant to Rule 200(b) under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, excluding any shares as to which such shareholder or beneficial owner, as the case may be, does not have the right to vote or direct the vote at the special meeting or as to which such shareholder or beneficial owner, as the case may be, has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Whether shares shall be counted towards the Requisite Percent for these purposes shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the shareholders.

4. This Amendment to the Certificate of Incorporation of the Corporation was properly authorized by vote at a meeting of the Corporation’s Board of Directors, duly held on December 1, 2010, followed by the vote of at least a majority of all outstanding shares of Common Stock entitled to vote thereon at the Annual Meeting of Shareholders of the Corporation duly held on April 27, 2011.

IN WITNESS WHEREOF, this Certificate has been signed this 28th day of April, 2011.

/s/ Kenneth M. Vittor
Kenneth M. Vittor
Executive Vice President

/s/ Scott L. Bennett
Scott L. Bennett
Secretary